                                                                     EXHIBIT 8.1

       [LETTERHEAD OF HOUSLEY KANTARIAN & BRONSTEIN, P.C. APPEARS HERE]

                                March 14, 1997


Board of Directors
Rocky Federal Savings and Loan Association
801 Swink Avenue
Rocky Ford, Colorado 81067


     Re:  Certain Federal Income Tax Consequences Relating
          to Proposed Holding Company Conversion
          ------------------------------------------------

Gentlemen:

     In accordance with your request, set forth hereinbelow is the opinion of this firm relating to certain federal income tax consequences of the proposed conversion of Rocky Ford Federal Savings and Loan Association (the "Association") from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association (the "Stock Association") and the concurrent acquisition of 100% of the outstanding capital stock of the Stock Association by Rocky Ford Financial, Inc. (the "Holding Company"), a Delaware corporation formed at the direction of the Board of Directors of the Association to become the parent holding company of the Stock Association (the "Conversion").

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Conversion as adopted by the Association's Board of Directors on January 14, 1997 and amended on March 11, 1997 (the "Plan"); the federal mutual charter and bylaws of the Association, as amended; the certificate of incorporation and bylaws of the Holding Company; the Affidavit of Representations dated March 14, 1997 provided to us by the Association (the "Affidavit"), and the Prospectus (the "Prospectus") included in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission ("SEC") on January 27, 1997, and as amended and filed on March 14, 1997 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due
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Board of Directors
Rocky Federal Savings and Loan Association
March 14, 1997
Page 2

execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

                                  BACKGROUND
                                  ----------

     Based solely upon our review of such documents, and upon such information as the Association has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth hereinbelow a general summary of the relevant facts and proposed transaction, qualified in its entirety by reference to the documents cited above.

     The Association is a federally chartered mutual savings and loan association which was chartered as a federal savings and loan association in 1934 and is in the process of converting to a federally chartered stock savings and loan association. It is currently a member of the Federal Home Loan Bank system and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the applicable limits. The Association is subject to comprehensive regulation and supervision by the FDIC and the Office of Thrift Supervision ("OTS"), and to examination by the OTS. The Association operates through a single office located in Rocky Ford, Colorado.

     The principal business of the Association historically has consisted of attracting deposits from the general public and investing these deposits in loans secured by first mortgages on single-family residences in the Association's market area. The Association derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and noninterest income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities. At December 31, 1996, the Association had total assets of $20.5 million, deposits of $17.3 million, and equity (substantially restricted) of $2.9 million.

     As a federally chartered mutual savings and loan association, the Association has no authorized capital stock. Instead, the Association, in mutual form, has a unique equity structure. A savings depositor of the Association is entitled to payment of interest on his or her account balance as declared and paid by the Association, but has no right to a distribution of any earnings of the Association except for interest paid on his deposit. Rather, such earnings become retained earnings (or equity) of the Association. However, a savings depositor does have a right to share pro rata, with respect to the
                                               --- ----
withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Association is ever liquidated.
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Board of Directors
Rocky Federal Savings and Loan Association
March 14, 1997
Page 3

     Further, savings depositors and certain borrowers are members of the Association and thereby have voting rights in the Association. Under the Association's federal mutual charter, as amended, each savings depositor is entitled to cast one vote for each $100 or fraction thereof held in a withdrawable deposit account of the Association, and each borrower member (hereinafter "borrower") is entitled to one vote in addition to the votes (if any) to which such person is otherwise entitled in such borrower's capacity as a savings depositor of the Association. Also under such federal mutual charter, no member is entitled to cast more than 1,000 votes. All of the interests held by a savings depositor in the Association cease when such depositor closes his or her accounts with the Association.

     The Holding Company was incorporated in January 1997 under the laws of the State of Delaware to act as the savings and loan holding company of the Stock Association upon consummation of the Conversion. Prior to consummation of the Conversion, the Holding Company has not been engaged in, and is not expected to engage in, any material operations. After the Conversion, the Holding Company's principal business will be the business of the Stock Association. The Holding Company has an authorized capital structure of 3,000,000 shares of common stock (the "Common Stock") and 1,000,000 shares of serial preferred stock, par value $0.01 per share.

                             PROPOSED TRANSACTION
                             --------------------

     The Association's Board of Directors has determined that the Conversion will be beneficial to the communities within its primary market area and persons residing within those communities. The Conversion will provide those persons with an opportunity to be an equity owner of the Association through ownership in the Holding Company. The Association believes that, by combining quality service and products with a local ownership base, its customers and community members who become stockholders will be more inclined to do business with the Association. This is consistent with the Association's objective of being a locally owned financial institution servicing local needs. The Board of Directors also believes that equity ownership will enable local stockholders to participate in the Association's success and profitability through possible capital appreciation and dividends. In addition, the Board of Directors of the Association has decided that in order to attract new capital to the Association to increase its net worth, to support future savings growth, to increase the amount of funds available for other lending and investment, to provide greater resources for the expansion of customer services and to facilitate future expansion, it would be advantageous for the Association to undertake the Conversion.

     Further, the Board of Directors of the Association has determined that in order to enhance flexibility of operations, diversification of business activities and geographic operations, financial capability for business and regulatory purposes, and to enable the Stock Association to more
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Board of Directors
Rocky Federal Savings and Loan Association
March 14, 1997
Page 4

effectively compete with other types of financial services organizations, it would be advantageous to have the stock of Stock Association held by a parent holding company. The Board of Directors has also determined that the Conversion would enhance the future access of the Holding Company and the Stock Association to the capital markets.

     Accordingly, pursuant to the Plan, the Association will be converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association. The Stock Association will then issue to the Holding Company 100,000 shares of the Stock Association's common stock, representing all of the shares of capital stock to be issued by the Stock Association in the Conversion, and the Holding Company will make payment to the Stock Association of an amount equal to at least 50% of the aggregate net proceeds realized by the Holding Company from the sale of its Common Stock sold pursuant to the Plan (after deducting the amount necessary to fund a loan to an Employee Stock Ownership Plan being established in connection with the Conversion), or such other portion of the aggregate net proceeds as may be authorized or required by the OTS. Pursuant to the Prospectus, the Holding Company currently anticipates making such payment to the Stock Association of an amount equal to 50% of the aggregate net proceeds from the sale of the Common Stock.

     Also pursuant to the Plan, the Holding Company will offer its shares of Common Stock for sale in a Subscription Offering. Shares of Common Stock remaining, if any, may then be offered to the general public in a Community Offering. Shares of the Common Stock not otherwise subscribed for in the Subscription Offering and Community Offering may be offered at the discretion of the Holding Company to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers.

     The purchase price per share and total number of shares of Common Stock to be offered and sold pursuant to the Plan will be determined by the Boards of Directors of the Association and the Holding Company, on the basis of the estimated pro forma market value of the Stock Association, as a subsidiary of
          --- -----
the Holding Company, which will in turn be determined by an independent appraiser. The aggregate purchase price for all shares of the Common Stock will be equal to such estimated pro forma market value. Pursuant to the Plan, all
                           --- -----
such shares of Common Stock will be issued and sold at a uniform price per share. The Conversion, including the sale of newly issued shares of the stock of the Stock Association to the Holding Company, will be deemed effective concurrently with the closing of the sale of the Common Stock.

     Under the Plan and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories in the following order of priority:
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Board of Directors
Rocky Federal Savings and Loan Association
March 14, 1997
Page 5

     (1) Eligible Account Holders (including certain former depositors of the Association as described in the Plan);

     (2)  Tax-Qualified Employee Stock Benefit Plans (i.e., the ESOP);

     (3)  Supplemental Eligible Account Holders; and

     (4)  Other Members.

However, any shares of Common Stock sold in excess of the high end of the Valuation Range may be first sold to Tax-Qualified Employee Stock Benefit Plans set forth in category (2) above.

     Any shares of Common Stock not subscribed for in the Subscription Offering will be offered in the Community Offering in the following order of priority:

     (a) Natural persons and trusts of natural persons who are permanent Residents of the Association's Local Community; and

     (b)  The general public.

     Shares not sold in the Subscription Offering and the Community Offering, if any, may thereafter be offered for sale to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers. The sale of shares in the Subscription Offering, Community Offering, and as sold through the selected broker-dealers would be consummated at the same time.

     The Plan also provides for the establishment of a Liquidation Account by the Stock Association for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth (or regulatory capital) of the Association as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Stock Association, except that the Stock Association may not declare or pay cash dividends on or repurchase any of its stock if the result thereof would be to reduce its net worth below the amount required to maintain the Liquidation Account. All such account holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Stock Association in event of liquidation prior to any liquidating distribution being made with respect to capital stock. Under the Plan, the Conversion shall not be deemed to be a liquidation of the Association for purposes of distribution of the Liquidation Account. Instead, upon consummation of the Conversion, the Liquidation Account, together with the
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Board of Directors
Rocky Federal Savings and Loan Association
March 14, 1997
Page 6

related rights and obligations of the Stock Association, shall be assumed by the Stock Association.

     Following the Conversion, voting rights in the Stock Association will rest exclusively with the sole holder of stock in the Stock Association, which will be the Holding Company. Voting rights in the Holding Company will rest exclusively in the holders of the Common Stock. The Conversion will not interrupt the business of the Association. The Stock Association will, after the Conversion, engage in the same business as that of the Association immediately prior to the Conversion, and will continue to be subject to regulation and supervision by the OTS and the FDIC. Further, the deposits of the Stock Association will continue to be insured by the FDIC. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in connection with the Conversion. All loans of the Association will remain unchanged and retain their same characteristics in the Stock Association immediately following the Conversion.

     The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Association's members called to vote on the Plan.

     Immediately prior to the Conversion, the Association will have a positive net worth determined in accordance with generally accepted accounting principles.

                                    OPINION
                                    -------

     Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

     1.   The Conversion will constitute a reorganization within the meaning of
          Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Association or to the Stock Association as a result of the Conversion (see Rev. Rul. 80-105, 1980-1 C.B. 78).
           ---

     2. The assets of the Association will have the same basis in the hands of the Stock Association as in the hands of the Association immediately prior to the Conversion (Section 362(b) of the Code).
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Board of Directors
Rocky Federal Savings and Loan Association
March 14, 1997
Page 7

     3. The holding period of the assets of the Association to be received by the Stock Association will include the period during which the assets were held by the Association prior to the Conversion (Section 1223(2) of the Code).

     4. No gain or loss will be recognized by the Stock Association upon its receipt of money from the Holding Company in exchange for shares of common stock of Stock Association (Section 1032(a) of the Code). The Holding Company will be transferring solely cash to the Stock Association in exchange for all the outstanding capital stock of the Stock Association and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-
                                                            ---
          357, 1969-1 C.B. 101).

     5. No gain or loss will be recognized by the Holding Company upon its receipt of money in exchange for shares of the Common Stock (Section 1032(a) of the Code).

     6. No gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of the Association upon the issuance to them of deposit accounts in the Stock Association in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Association held immediately prior to the Conversion. (Section 1001(a) of the Code; Treas. Reg. (S)1.1001-1(a)).

     7. The tax basis of the savings accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in the Stock Association received as part of the Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Association surrendered in exchange therefor (Section 1012 of the Code).

     8. Each depositor of the Association will recognize gain upon the receipt of his or her respective interest in the Liquidation Account established by the Stock Association pursuant to the Plan and the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the combined fair market value of a depositor's interest in such Liquidation Account and subscription rights over the depositor's basis in the former interests in the Association other than deposit accounts. Persons who subscribe in the Conversion but who are not depositors of the Association will recognize gain upon the receipt of subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of such subscription rights over such person's former
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Board of Directors
Rocky Federal Savings and Loan Association
March 14, 1997
Page 8

          interests in the Association, if any. Any such gain realized in the Conversion would be subject to immediate recognition.

     9. The basis of each account holder's interest in the Liquidation Account received in the Conversion and to be established by the Stock Association pursuant to the Conversion will be equal to the value, if any, of that interest.

     10. No gain or loss will be recognized upon the exercise of a subscription right in the Conversion. (Rev. Rul. 56-572, 1956-2 C.B.182).

     11. The basis of the shares of Common Stock acquired in the Conversion will be equal to the purchase price of such shares, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

     12. The holding period of the Common Stock acquired in the Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

                               SCOPE OF OPINION
                               ----------------

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other federal tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Conversion. Prior to that time, we undertake to update or supplement our opinion in the event of a material change in the federal income tax consequences set forth above and to file such revised opinion as an exhibit to the Registration Statement and the Association's Application for Conversion on Form AC ("Form AC"). This opinion is not binding on the Internal Revenue Service and there can be no
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Board of Directors
Rocky Federal Savings and Loan Association
March 14, 1997
Page 9

assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                   CONSENTS
                                   --------

     We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under
Item 110.55 therein.

     We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and Form AC, respectively, and the references to our firm in the Prospectus, which is a part of both the Registration Statement and Form AC, under the headings "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Association --Tax Effects" and "Tax Opinion."

                                 Very truly yours,

                                 HOUSLEY KANTARIAN & BRONSTEIN, P.C.



                                 By:  /s/  Howard S. Parris
                                    ------------------------------------
                                    Howard S. Parris